Exhibit 99.h(3)

AMENDMENT

To Transfer Agency and Service Agreement dated October 1, 2007 (the “Agreement”)

Between

Each of the Entities, Individually and not Jointly,

as Listed on Schedule A to the Agreement (the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment is made as of this 10th day of February 2011 between the Funds and the “Transfer Agent.

In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, as amended, between the Funds and the Transfer Agent, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Schedule A (Funds).   Schedule A dated October 1, 2007 is replaced by the revised Schedule A dated February 10, 2011 attached hereto.

2.               All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

3.               In all other regards, the terms and provisions of the Agreement shall continue to apply with full force and effect.

4.               This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A TO THE AGREEMENT		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/Michael A. Pignataro	By:	/s/Arthur J. Dunn
Name:	Michael A. Pignataro	Name:	Arthur J. Dunn
Title:	Chief Financial Officer	Title:	Assistant Vice President

As an Authorized Officer on behalf of each of The Entities, individually and not jointly, as listed on Schedule A

SCHEDULE A

Dated: February 10, 2011

Fund	Type of Entity	State of Organization

Credit Suisse Capital Large Cap Growth Fund	Trust	DE
Credit Suisse Commodity Return Strategy Fund	Trust	DE
Credit Suisse Large Cap Blend Fund, Inc.	Corporation	MD
Credit Suisse Mid-Cap Growth Fund, Inc.	Corporation	MD
Credit Suisse Trust	Trust	MA
International Flex III Portfolio
U.S. Equity Flex I Portfolio
Commodity Return Strategy Portfolio
Credit Suisse Capital Funds	Trust	MA
Credit Suisse Large Cap Value Fund
Credit Suisse Large Cap Blend II Fund
Credit Suisse Opportunity Funds	Trust	DE
Credit Suisse High Income Fund

EACH OF THE FUNDS, INDIVIDUALLY AND NOT JOINTLY, AS INDICATED ON THE SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/Michael A. Pignataro	By:	/s/Arthur J. Dunn
Name:	Michael A. Pignataro, Chief Financial Officer	Name:	Arthur J. Dunn
		Title:	Assistant Vice President
As an Authorized Officer on behalf of each of the Entities individually and not jointly, as listed on Schedule A